   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997
                                                     REGISTRATION NO. 333-23423
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                            AMENDMENT NO. 2 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                         EMISPHERE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

                                        DELAWARE                    13-3306985
(State or other jurisdiction of incorporation or       (I.R.S. Employer Identification No.)
                 organization)

           15 SKYLINE DRIVE HAWTHORNE, NEW YORK 10532 (914) 347-2220 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                          MICHAEL M. GOLDBERG, M.D.
                       c/o EMISPHERE TECHNOLOGIES, INC.
                               15 SKYLINE DRIVE
                           HAWTHORNE, NEW YORK 10532
                                (914) 347-2220
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

        EDWIN S. MAYNARD, ESQ.             M. WARREN BROWNE, ESQ.       C. DAVID GOLDMAN, ESQ.
PAUL,WEISS, RIFKIND, WHARTON & GARRISON     25 FIVE PONDS DRIVE        McDERMOTT, WILL & EMERY
      1285 AVENUE OF THE AMERICAS         WACCABUC, NEW YORK 10597       50 ROCKEFELLER PLAZA
     NEW YORK, NEW YORK 10019-6064                                   NEW YORK, NEW YORK 10020-1605

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 23, 1997

                                2,500,000 SHARES

[LOGO]

                          EMISPHERE TECHNOLOGIES, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                  -----------

  Emisphere Technologies, Inc. (the "Company" or "Emisphere") may offer from time to time shares (the "Shares") of common stock (the "Common Stock") par value $.01 per share. This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth the number of Shares of Common Stock and the terms of the offering thereof.

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "EMIS". On May 21, 1997, the last reported bid price of Emisphere's Common Stock on the Nasdaq National Market was $18.00 per share.


  The Company may sell Shares to or through one or more underwriters, and may also sell Shares directly to other purchasers or through agents. See "Plan of Distribution." Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Shares in respect of which this Prospectus is being delivered, the principal amount, if any, to be purchased by any such Underwriters, and any applicable fee, commission or discount arrangements with them.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  This Prospectus may not be used to consummate sales of Shares unless accompanied by a Prospectus Supplement.

                  The date of this Prospectus is       , 1997.

  No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus or in the Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder shall create, under any circumstances, an implication that there has been no change in the facts set forth in this Prospectus or the accompanying Prospectus Supplement, or in the affairs of the Company since such date. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy securities other than the securities offered hereby, nor do they constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or sale is unlawful or not authorized or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

                          AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Commission's web site at "http://www.sec.gov" and at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act of 1993, as amended (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement, exhibits, schedules thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                   DOCUMENTS INCORPORATED BY REFERENCE

  The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

  (1) Annual Report on Form 10-K for the fiscal year ended July 31, 1996;

  (2) Quarterly Report on Form 10-Q for the quarter ended October 31, 1996;

  (3) Quarterly Report on Form 10-Q for the quarter ended January 31, 1997, as amended by Amendment No. 1 thereto on Form 10-Q/A;

  (4) The description of the Company's preferred stock purchase rights contained in its Registration Statement on Form 8-A, dated March 5, 1996; and

  (5) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, dated September 11, 1990.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request to: Emisphere Technologies, Inc., 15 Skyline Drive, Hawthorne, New York 10532, Attention: Secretary, telephone
(914) 347-2220.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements included in or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: uncertainties related to future test results and viability of the Company's product candidates, which are in the early stages of development; the need to obtain regulatory approval for the Company's product candidates; the Company's dependence on partnerships with pharmaceutical companies to develop, manufacture and commercialize products using the Company's drug delivery technologies; the Company's dependence on the success of the Elan Joint Venture for the development and commercialization of an oral heparin product and the Lilly Strategic Alliance for the development and commercialization of certain of Lilly's therapeutic proteins; the risk of technological obsolescence and risks associated with the Company's highly competitive industry; the Company's dependence on patents and proprietary rights; the Company's absence of profitable operations and need for additional capital; the Company's dependence on others to manufacture the Company's chemical compounds; the risk of product liability and policy limits of product liability insurance; potential liability for human clinical trials; the Company's dependence on key personnel; the quality, judgment and strategic decisions of management and other personnel; uncertain availability of third-party reimbursement for commercial medical products; general business and economic conditions; and other factors referenced in this Prospectus.

                                  THE COMPANY

OVERVIEW

  Emisphere is a drug delivery company focused on the discovery and application of proprietary synthetic chemical compounds ("carriers") that enable the oral delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means. To date, the biotechnology industry has developed therapeutic macromolecules, including proteins, that are administered by injection. It is expected that research efforts in the genomics field will accelerate the discovery of new therapeutic proteins. The Company's carriers enable the transport of therapeutic macromolecules and other compounds through biological membranes, including intestinal, nasal, buccal, sublingual, subcutaneous and intraocular membranes.

  Emisphere has designed and synthesized a library of potential carriers and evaluated them for their ability to enable the oral delivery of therapeutic compounds. The Company has used its carriers to deliver heparin, an antithrombotic/anticoagulant, orally in humans and to deliver a variety of compounds, including heparin, insulin, human growth hormone, calcitonin, human parathyroid hormone, cromolyn and deferoxamine, orally in animals. The Company believes that total 1995 worldwide sales of the injectable formulations of these compounds were over $5.0 billion and that the market for these compounds will expand if they are available in oral form.

RECENT COLLABORATIONS

  The Company's strategy is to facilitate the development of products utilizing its drug delivery technologies by entering into collaboration agreements with pharmaceutical companies. The Company has entered into a 50/50 joint venture with Elan Corporation plc ("Elan") to develop oral formulations of heparin products (the "Elan Joint Venture") and has entered into a strategic alliance with Eli Lilly and Company ("Lilly") for the delivery of several proteins with a focus in the area of endocrinology (the "Lilly Strategic Alliance").

  The Elan Joint Venture intends to combine Elan's drug delivery and formulation capabilities with the Company's carrier technologies to research, develop and market oral formulations of heparin products. Phase I clinical trial data indicate that the formulation for heparin was tolerated and no unexpected adverse drug reactions were experienced. The heparin Phase I clinical trial evidenced the delivery by oral gavage of heparin at clinically relevant levels. Moreover, the heparin activity in this trial occurred at a substantially lower relative dose of administered heparin than predicted by previous animal testing. As of January 31, 1997, Elan has provided $7.5 million to the project of which $4.5 million has been paid in cash to the Company (including $3.0 million paid by Elan to the Company prior to the creation of the Elan Joint Venture). In addition, an affiliate of Elan purchased 600,000 shares of Common Stock of the Company and warrants to purchase 250,000 additional shares of Common Stock at an exercise price of $16.25 per share for total consideration of $7.5 million.

  The Lilly Strategic Alliance is intended to utilize Emisphere's technologies for the improved delivery of certain Lilly therapeutic proteins with a focus on oral delivery. The major therapeutic focus of the collaboration is in the area of endocrinology, including growth disorders. Initially, Lilly is committing limited funds to the Company for research on delivery of two proteins. The Lilly Strategic Alliance contemplates that Lilly may ultimately exercise options to license the applicable carriers and market the products utilizing the combined technologies. If the options are exercised, the Company may receive from Lilly milestone and other payments aggregating, together with initial funding, up to $60 million, as well as future royalty payments. The Lilly Strategic Alliance also contemplates that the Company could receive further payments for other delivery applications if the focus of the Lilly Strategic Alliance is expanded beyond the two specified therapeutic proteins or to non-oral applications.

KEY CHARACTERISTICS OF THE COMPANY'S TECHNOLOGIES

  The Company believes that its oral delivery approach may have potential competitive advantages, including:

    . Broad applicability: The Company's carriers are applicable across a diverse group of molecules (proteins, carbohydrates, peptides and other poorly absorbed compounds).

    . Stand-alone delivery approach: Oral drug delivery using the Company's carriers does not rely upon the addition of other agents that can have adverse effects on the intestinal membranes or digestion process.

    . Versatility of formulation: The Company believes that various types of oral formulations, including suspensions, tablets and capsules, can be created.

    . Ease of manufacture: The technology and manufacturing equipment required to produce the Company's carrier material in commercial quantities are readily available.

BUSINESS STRATEGY

  The Company's objective is to become a leader in providing orally administered therapeutic compounds that are not currently deliverable by oral means. The Company's strategy to achieve its objective incorporates the following principal elements:

    .Identify appropriate therapeutic compounds that address large markets.

    .Discover and design improved carriers for the oral delivery of therapeutic compounds.

    .Establish collaborative arrangements with leading pharmaceutical companies.

    .Enhance and protect the Company's proprietary technology base.

    .Expand the Company's internal product development capabilities.

  The Company's executive offices are located at 15 Skyline Drive, Hawthorne, New York 10532, and its telephone number is (914) 347-2220.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of the Securities Act and the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set forth below.

EARLY STAGE OF PRODUCT DEVELOPMENT; UNCERTAINTIES RELATING TO CLINICAL TRIALS

  The Company's research and development efforts have not resulted in any commercial products to date. The Company is not aware of any oral formulation of a therapeutic macromolecule for systemic delivery that has been approved by the U.S. Food and Drug Administration (the "FDA"). There can be no assurance that the Company will be able to develop commercially any product based on its carrier technologies. All of the Company's product candidates are in the research or development stage, and there have been no product sales to date. Operations to date have been funded with the proceeds from collaborative research agreements, financings and interest income earned on the investment of these funds. There can be no assurance that product revenues can be realized on a timely basis, if ever.

  A number of companies in the drug delivery, biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. Although the Company has conducted preclinical studies of certain carriers and carriers in combination with various therapeutic compounds and has conducted a Phase I clinical trial for the delivery by oral gavage of heparin, any favorable results of these studies may not be predictive of results that will ultimately be obtained in or throughout future clinical trials. There can be no assurance that results of the Company's limited animal and human studies are indicative of results which would be achieved in additional animal studies or human clinical studies, all or some of which will be required with respect to various of the Company's proposed products before regulatory approval can be obtained, and there can be no assurance that such approval will be granted. With the exception of its Phase I clinical trial for heparin, the Company has not completed any other human clinical trials using its current carriers, including any trials for the delivery of any therapeutic proteins. The Company has not yet identified the optimum formulation of carrier for any drug nor has the Company arrived at a final manufacturing process for a finished product. Furthermore, it is possible that effective formulation with the Company's carriers may not be possible for certain drugs. In that event, the Company would most likely be unable to pursue commercialization arrangements with respect to those drugs. There can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to delay or suspend its clinical trials, that the clinical trials will be completed at all, that such testing will ultimately demonstrate the efficacy of its product candidates or that any product candidates will receive regulatory approval on a timely basis, if at all. In addition, certain of the therapeutic compounds being tested for delivery by the Company's carriers have not yet been approved. If any such problems occur, the Company could be materially adversely affected.

NEED FOR REGULATORY APPROVAL OF PRODUCTS

  The Company's preclinical studies and clinical trials and the manufacturing and marketing of its carriers and technologies are subject to extensive, costly and rigorous regulation by various governmental authorities in the United States and other countries. The process of obtaining required regulatory approvals from the FDA and other regulatory authorities often takes many years, is expensive and can vary significantly based on the type, complexity and novelty of the product candidates. There can be no assurance that any technologies or carriers developed by the Company, independently or in collaboration with others, will meet applicable regulatory criteria to receive the required approvals for manufacturing and marketing. Delays in obtaining United States or foreign approvals could result in substantial additional costs to the Company and adversely affect the Company's competitive position. In addition, delays in obtaining regulatory approvals that may be encountered by corporate collaborators or other licensees of the Company could adversely affect the Company's business and prospects. See "Business--Government Regulation".

  The Company has neither sought nor received regulatory approval for the sale of any products in the United States or in any foreign country. The Company has completed a Phase I clinical trial in the United States for one of its drug delivery technologies for heparin but there can be no assurance that the FDA will permit further testing in a timely fashion, if at all. See "Business--Market Opportunity". Delays or rejections may be encountered for a number of reasons, including changes in FDA policy during the period of product development and FDA regulatory review. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if regulatory approval is obtained, a marketed product, its manufacturer, and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product, manufacturer, or facility including withdrawal of the product from the market. If the Company is unable to obtain regulatory approvals for product candidates on a timely basis, or if the Company is unable to continue to be in regulatory compliance, the Company's business and prospects will be materially adversely affected. See "Business--Government Regulation".

  Any new dosage form of any drug is required to undergo rigorous preclinical and clinical testing and an extensive review process mandated by the FDA and equivalent foreign authorities prior to marketing. There can be no assurance that the Company will develop commercially viable products, that the necessary regulatory approvals for any of the Company's product candidates will be obtainable or that, if such approvals are obtainable, they will be forthcoming on a timely basis. These review and approval processes can take several years and require the expenditure of substantial resources. See "Business-- Government Regulation".

DEPENDENCE UPON PARTNERSHIPS WITH PHARMACEUTICAL COMPANIES

  Revenues from the Company's drug delivery technologies will be dependent upon the production and sale of products utilizing the Company's technologies. The Company does not currently possess the ability or resources necessary to complete on its own the development, testing, regulatory approval process and commercialization for pharmaceutical products utilizing its drug delivery technologies and the Company does not currently intend independently to market products incorporating its technologies in the foreseeable future. It is the Company's strategy to seek to enter into agreements with pharmaceutical companies which will assist the Company in developing, testing and obtaining government approval for, and the marketing and commercialization of, the various formulations of its drug delivery technologies. Other than the Lilly Strategic Alliance and the Elan Joint Venture, no commitments or development agreements are currently in effect. The Company has entered into several feasibility and other preliminary arrangements with pharmaceutical companies other than Lilly and Elan, certain of which were terminated due to the inability of the Company's then-existing technology to meet satisfactory performance levels and none of which resulted in the development of any product or the creation of any long-term relationship. There can be no assurance that the Company will be able to enter into additional collaborative arrangements with respect to product development utilizing the Company's drug delivery technologies, that any existing or future collaborative arrangements will be successful, that milestones in such agreements will be met or that the terms of any future development agreements entered into will be favorable to the Company. If the Company is unable to obtain development assistance and funds from pharmaceutical companies to fund a portion of its product development costs and to commercialize products, the Company may have to delay, scale back or curtail one or more of its activities. In the event no other pharmaceutical company enters into a development agreement with the Company, the Company may not have the financial resources to undertake the necessary research into, or the commercial development of, products.

  The Lilly Strategic Alliance and the Elan Joint Venture each presents certain particular risks to the Company. The Company's agreement with Lilly provides for an initial research collaboration period of 18 to 24 months. If, by the end of the research collaboration period, Lilly has not exercised any of the licensing options set forth in the Lilly agreement, the Lilly Strategic Alliance will terminate. In addition, because the agreement also provides Lilly with a right of first refusal with respect to the use of the Company's technologies for the delivery of certain specified therapeutic proteins and contemplates the possibility of a continuing relationship for the development of delivery systems for other therapeutic proteins, other potential collaborators may be discouraged from negotiating collaboration agreements with the Company. The Lilly Strategic Alliance does not require Lilly to use the Company's technologies exclusively and the Company is aware of collaborations between Lilly and others pursuing non-oral delivery of the same proteins that are the subject of the Lilly Strategic Alliance. However, the Lilly Strategic Alliance represents the exclusive vehicle through which the Company may develop and market orally deliverable products based on the subject proteins and the Company's carrier technologies.

  With respect to the Elan Joint Venture, the Company may not have the necessary resources to comply with its obligation to satisfy 50% of the Elan Joint Venture's financial requirements (after exhaustion of the funds committed by Elan) and the commercialization of the covered products could likely require significant financial resources that ultimately may not be available to the Elan Joint Venture. In addition, the failure of the Company to satisfy its share of the financial requirements of the Elan Joint Venture, a change of control of the Company or certain disagreements between Elan and the Company could result in a forced sale by the Company to Elan of the Company's interest in the joint venture vehicle ("the JV Company"). Further, because the Elan Joint Venture also provides the JV Company with a right of first refusal with respect to the use of the Company's technologies for the delivery of anticoagulant compounds, other potential collaborators may be discouraged from negotiating collaboration agreements with the Company.

  In negotiating development agreements, the Company intends to seek funding with respect to a portion of development costs necessary to commercialize the product candidate or candidates to which a development agreement applies. The Company expects that the parties to development agreements will want the legal right to abandon a product candidate at any time for any reason without significant penalty and there can be no assurance that such right will not be exercised. Further, potential and existing development partners may have no obligation to deal exclusively with the Company in developing new drug delivery methods for their drugs and may pursue parallel development of oral delivery or other drug delivery technologies, on their own or with other collaborative partners, which may compete with the Company's oral drug delivery technologies. Moreover, the terms of any future development agreements, if any, with respect to a particular drug may preclude or restrict the Company from entering into alternative arrangements with other pharmaceutical companies for the same or competing drugs.

  The Company has no control over the resources and attention devoted by its partners to the development of a product candidate and, to the extent resources devoted are limited, the Company may be adversely affected. If any of the Company's collaborators breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative agreement may be delayed, and the Company may be required to devote unforeseen additional resources to continue such development or commercialization, or terminate such programs. The termination of collaborative arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which would be time consuming and expensive and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Collaboration Agreements".

HIGHLY COMPETITIVE INDUSTRY AND RISK OF TECHNOLOGICAL OBSOLESCENCE

  Drug delivery, biotechnology and pharmaceutical science are evolving fields in which developments are expected to continue at a rapid pace. The Company's success depends, in part, upon maintaining a competitive position in the development of products and technologies in its areas of focus. The Company is in competition with other drug delivery, biotechnology and pharmaceutical companies, research organizations, individual scientists and non-profit organizations engaged in the development of alternative drug delivery technologies or new drug research and testing, as well as with entities developing new drugs which may be orally active. The Company is aware that a number of companies are seeking to develop new products and alternatives to traditional injectable drug delivery, including, but not limited to, intranasal delivery, pulmonary systems, transdermal systems, buccal and sublingual systems, colonic absorption systems, as well as sustained-released injectable systems. The Company also is aware of other companies currently engaged in the development and commercialization of oral drug delivery technologies and enhanced injectable systems. Many of these companies have greater research and development capabilities, experience, and marketing, financial and managerial resources than the Company, and represent significant competition for the Company. Acquisitions of or investments in competing drug delivery or biotechnology companies by large pharmaceutical companies could enhance competitors' financial, marketing and other resources. In addition, a number of these competing drug delivery and biotechnology companies have entered into collaboration or other agreements with large pharmaceutical companies which could similarly enhance these competitors' resources. Accordingly, the Company's competitors may succeed in developing competing technologies or obtaining regulatory approval for products more rapidly than the Company. There can be no assurance that developments by others will not render the Company's product candidates or the therapeutic compounds used in combination with the Company's product candidates uncompetitive or obsolete.

DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS

  The Company's success, competitive position and future revenues will depend, in part, on the ability of the Company and its partners to obtain patent protection in various jurisdictions related to their technologies, processes and products and to preserve effectively their trade secrets. The Company has filed, and expects to continue to file, patent applications seeking such protection. The Company has been granted 12 patents on its drug delivery technologies in the United States which will expire beginning in 2007, and has certain patents issued or applications pending in various countries around the world. Three U.S. patent applications were allowed by the U.S. Patent and Trademark Office in 1997, including an application relating to the Company's heparin carrier. The Company has 44 patent applications relating to its drug delivery technologies pending in the United States, including the allowed applications and the applications relating to the therapeutic proteins that are the subject of the Lilly Strategic Alliance. In addition, the Company has pending or expects to file patent applications corresponding to most of its U.S. patents and patent applications in various countries around the world.

The Company has applied to have one of its granted U.S. patents reissued in an attempt to obtain certain broader claims to which the Company believes it was entitled in the original patent grant. There is no guarantee that the reissue application will be successful or that the United States Patent and Trademark Office will not reject all of the patent claims, including those granted in the original patent. There can be no assurance that any patent applications existing or relating to the Company's potential products or processes will result in patents being issued, or that resulting patents, if any, are valid, enforceable or will provide protection against competitors who successfully challenge the Company's patents, obtain patents that may have an adverse effect on the Company's ability to conduct business, or are able to circumvent the Company's patent position. The Company has conducted database searches to discover the existence of previous patents and to determine the state of the art in the field of certain inventions for which patent applications have been or are to be filed. Database searches are not conclusive however and it is possible that conflicting patents that were not located in such searches have been issued and/or that other parties have conducted research or made discoveries of compounds or processes that preceded the Company's discoveries and which could prevent the Company from obtaining patent protection, or could narrow the scope of any protection obtained. There can be no assurance that the manufacture, use or sale of the Company's product candidates will not infringe patent rights of others. The Company may be unable to avoid infringement of those patents and may have to seek a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to pursue such litigation. If the Company does not obtain a license under such patents, is found liable for infringement, or is not able to have such patents declared invalid, the Company may be liable for significant monetary damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment covered by such patents. There can be no assurance that the Company has identified or will identify in the future, United States and foreign patents that pose a risk of infringement.

  The Company's strategy involves collaborative arrangements with other pharmaceutical companies for the development of new formulations of drugs developed by others and, ultimately, the receipt of royalties on sales of the new formulations of the drugs. These drugs are generally the property of the pharmaceutical companies and may be the subject of patents or patent applications and other forms of protection owned by such pharmaceutical companies. To the extent such patents or other forms of protection expire, become invalid or otherwise ineffective or such drugs are covered by patents or other forms of protection owned by third parties, sales of such drugs by the collaborating pharmaceutical company may be restricted, limited or enjoined, or may cease. Accordingly, the potential for royalty revenues to the Company may be adversely affected.

  To protect its proprietary technologies and processes, the Company also relies in part on maintaining trade secrets protected by confidentiality agreements with its partners, employees, consultants and certain contractors. There can be no assurance that the Company's trade secrets are enforceable or that its confidentiality agreements have not been or will not be breached, that as a practical matter the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become generally known or be independently discovered by competitors and thus cease being protected.

ABSENCE OF PROFITABLE OPERATIONS; NEED FOR ADDITIONAL CAPITAL

  Since its inception in April 1985, the Company has generated significant losses from operations and for the foreseeable future the Company anticipates that it will continue to generate significant losses from operations. At January 31, 1997, the Company's accumulated deficit was approximately $46.2 million. Operations to date have been funded with the proceeds from collaborative research agreements, financings and interest income earned on the investment of these funds. The Company does not expect to achieve profitability in the foreseeable future. Profitability in the long term will depend on the Company's ability to gain regulatory approval for one or more products and to market such products successfully. See "--Need for Regulatory Approval of Products". The Company will require substantial additional funding in order to continue its research and product development programs and preclinical testing and clinical trials of its product candidates, for operating expenses, for the pursuit of regulatory approvals of its product candidates, and for establishing manufacturing and marketing capabilities. While the Company believes that existing cash, cash equivalents and marketable securities will be sufficient to satisfy the Company's operating needs for at least the next 12 months, circumstances could arise which may result in a need to raise additional capital in the future. The Company has in the past raised additional capital through public offerings of its Common Stock and private equity financings. There can be no assurance that additional equity capital will be available on acceptable terms, or without severe dilution to the existing stockholders, if at all. If adequate funds are not available, the Company will be required to delay, scale back or eliminate some or all of its research or development programs or relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.

DEPENDENCE ON OTHERS FOR MANUFACTURING OF THE COMPANY'S CHEMICAL COMPOUNDS

  The Company currently has no manufacturing facilities for large-scale clinical or commercial production of any compounds under consideration as products. The Company is producing some material for research and preclinical testing and has been supplied with larger lots of compound by contract manufacturing companies. For the foreseeable future, the Company does not intend to manufacture its carriers except for the foregoing limited purposes. If the Company is unable to contract for manufacturing on acceptable terms or if the Company cannot obtain compounds manufactured on a large scale and in accordance with specifications on a timely basis or if the contract manufacturer fails to comply with FDA regulations pertaining to current Good Manufacturing Practices ("GMP"), the ability to conduct preclinical and human clinical trials will be adversely affected, resulting in the delay of product development and submission of products for regulatory approval, which in turn could materially impair the Company's ability to achieve profitability.

  Under the Elan Joint Venture, the Company is obligated to provide the JV Company with a supply of carriers for the clinical testing program. Moreover, under the Lilly Strategic Alliance, the Company is obligated to provide a material portion of the supply of carrier necessary for the production of any product manufactured pursuant to the Lilly Strategic Alliance. Should the Company be unable to provide the specific amounts of carrier in the required time periods, or if the contract manufacturer fails to comply with FDA's current GMP regulations, delays to the development of any such products could occur which could materially adversely affect the Company's results.

RISKS OF PRODUCT LIABILITY CLAIMS AND CURRENT LIMIT OF PRODUCT LIABILITY INSURANCE; POTENTIAL LIABILITY FOR HUMAN CLINICAL TRIALS

  The Company has product liability insurance with a policy limit of only $1.0 million per occurrence and $1.0 million for all occurrences and the JV Company has agreed to maintain product liability insurance with a policy limit to be determined. The testing, manufacturing and marketing of products for humans utilizing the Company's drug delivery technologies may expose the Company to potential product liability and other claims resulting from their use. Liability may result from claims made directly by consumers or by pharmaceutical companies or others selling products. Because the Company seeks to structure future development programs with the intention of developing commercially viable products for sale or license to pharmaceutical companies which would complete the development, manufacturing and marketing of the finished product, the Company intends to rely on indemnity undertakings by the pharmaceutical companies with regard to liability. There can be no assurance that the Company will be able to negotiate appropriate indemnity undertakings with pharmaceutical partners or that indemnity undertakings will be effective to protect the Company from liability or the costs of product liability litigation. While the Company may obtain additional product liability insurance if management determines that such insurance is desirable, there can be no assurance that the Company will apply for, or be able to obtain, insurance on acceptable terms, or that insurance, if obtained, would be adequate to fully protect the Company against any potential liability. In the event of a successful suit against the Company, if the Company does not have adequate product liability insurance coverage, the Company will be materially adversely affected.

  In addition to product liability risks associated with sales of products, the Company may be liable for the claims of individuals who participate in human clinical trials of its products. The Company intends to have human clinical trials conducted by pharmaceutical partners, and the Company will seek to have these partners indemnify the Company for claims arising out of the trials. There can be no assurance that the Company will be able to negotiate appropriate indemnity undertakings with pharmaceutical partners or that indemnity undertakings will be effective to protect the Company from liability or the costs of product liability litigation. While the Company has obtained, and will seek, waivers of liability from all persons who participated or may in the future participate in human clinical trials conducted by or on behalf of the Company, there can be no assurance that waivers will be effective to protect the Company from liability or the costs of product liability litigation. In the event of a successful suit against the Company, if the Company does not have adequate product liability insurance coverage, the Company will be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends upon the continued contributions of its executive officers and scientific and technical personnel. During the Company's operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect the business of the Company. In particular, the loss of the services of, among others, Michael M. Goldberg, M.D., the Company's Chairman of the Board and Chief Executive Officer, or Sam J. Milstein, Ph.D., the Company's President and Chief Scientific Officer, could have a material adverse effect on the Company's operations. The Company has employment agreements through July 31, 2000 with each of Drs. Goldberg and Milstein and has obtained key man life insurance in the amount of $1.0 million on the lives of each of Drs. Goldberg and Milstein.

UNCERTAIN AVAILABILITY OF THIRD-PARTY REIMBURSEMENT

  The Company's commercial success could depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. If the Company succeeds in bringing products to market, there can be no assurance that the Company's products will be considered by third-party payors to be cost effective or outcome effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing and any such changes could further limit reimbursement for medical products.

POSSIBLE ADVERSE IMPACT ON HOLDERS OF COMMON STOCK; ANTITAKEOVER PROVISIONS

  There exist a number of factors that could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may, as a result, adversely effect the market price of the

Common Stock. Such factors include: contractual provisions with Elan and Lilly that prohibit (subject to certain exceptions) each from acquiring shares of the Company's outstanding voting stock above certain specified levels; certain antitakeover provisions contained in the Company's Certificate of Incorporation and By-laws, certain provisions of Delaware law and the Company's stockholder rights plan that are each designed to prevent any unsolicited acquisitions; and the fact that a change in control of the Company would constitute a default under the Elan Joint Venture Agreement with potential adverse effects on the Company.

POTENTIAL VOLATILITY OF STOCK PRICE

  The market prices for securities of drug delivery, biotechnology and pharmaceutical companies, including the Company's Common Stock, have historically been highly volatile and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological collaborations, innovations or new products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by the Company or others and general market conditions may have a significant effect on the market price of the Common Stock. The Company's securities are subject to a high degree of risk and volatility. Investors should be aware that other investment opportunities, such as interest-bearing obligations, may result in a higher yield on investment and be less subject to fluctuation and risk of loss than an investment in the Company's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

  The issuance of freely tradeable Common Stock upon the exercise of stock options and warrants, as well as future sales of Common Stock by existing stockholders, or the perception that sales could occur, could adversely affect the market price of the Common Stock.

  As of May 16, 1997, the Company had outstanding options and warrants to purchase up to 4,193,669 shares of Common Stock which are exercisable over the next several years, giving the holders of such options and warrants an opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interests of the other stockholders. The terms on which the Company may obtain additional financing during the period when such options and warrants are exercisable may be adversely affected by the existence of such options and warrants.

                                USE OF PROCEEDS

  SPECIAL NOTE: CERTAIN STATEMENTS UNDER THIS CAPTION "USE OF PROCEEDS", CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE SECURITIES ACT AND EXCHANGE ACT. SEE "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

  Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the issue and sale from time to time of the Shares will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term investment grade marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the sale of Shares to which it relates.

                                   BUSINESS

  SPECIAL NOTE: CERTAIN STATEMENTS UNDER THIS CAPTION "BUSINESS" CONSTITUTE "FORWARD- LOOKING STATEMENTS" UNDER THE SECURITIES ACT AND THE EXCHANGE ACT. SEE "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

OVERVIEW

  Emisphere is a drug delivery company focused on the discovery and application of proprietary carriers that enable the oral delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means. To date, the biotechnology industry has developed therapeutic macromolecules, including proteins, that are administered by injection. It is expected that research efforts in the genomics field will accelerate the discovery of new therapeutic proteins. The Company's carriers enable the transport of therapeutic macromolecules and other compounds through biological membranes, including intestinal, nasal, sublingual, subcutaneous and intraocular membranes.

  Emisphere has designed and synthesized a library of potential carriers and evaluated them for their ability to enable the oral delivery of therapeutic compounds. The Company has used its carriers to deliver heparin, an antithrombotic/anticoagulant, orally in humans and to deliver a variety of compounds, including heparin, insulin, human growth hormone, calcitonin, human parathyroid hormone, cromolyn and deferoxamine, orally in animals. The Company believes that total 1995 worldwide sales of the injectable formulations of these compounds were over $5.0 billion and that the market for these compounds will expand if they are available in oral form.

RECENT COLLABORATIONS

  The Company's strategy is to facilitate the development of products utilizing its drug delivery technologies by entering into collaboration agreements with pharmaceutical companies. The Company has entered into the Elan Joint Venture to develop oral formulations of heparin products and has entered into the Lilly Strategic Alliance for the delivery of several proteins, with a focus in the area of endocrinology.

  The Elan Joint Venture intends to combine Elan's drug delivery and formulation capabilities with the Company's carrier technologies to research, develop and market oral formulations of heparin products. Phase I clinical trial data indicate that the formulation for heparin was tolerated and no unexpected adverse drug reactions were experienced. The heparin Phase I clinical trial evidenced the delivery by oral gavage of heparin at clinically relevant levels. Moreover, the heparin activity in this trial occurred at a substantially lower relative dose of administered heparin than predicted by previous animal testing. As of January 31, 1997, Elan has provided $7.5 million to the project of which $4.5 million has been paid in cash to the Company (including $3.0 million paid by Elan to the Company prior to the creation of the Elan Joint Venture). In addition, an affiliate of Elan purchased 600,000 shares of Common Stock of the Company and warrants to purchase 250,000 additional shares of Common Stock at an exercise price of $16.25 per share for total consideration of $7.5 million.

  The Lilly Strategic Alliance is intended to utilize Emisphere's technologies for the improved delivery of certain Lilly therapeutic proteins with a focus on oral delivery. The major therapeutic focus of the collaboration is in the area of endocrinology, including growth disorders. Initially, Lilly is committing limited funds to the Company for research on delivery of two proteins. The Lilly Strategic Alliance contemplates that Lilly may ultimately exercise options to license the applicable carriers and market the products utilizing the combined technologies. If the options are exercised, the Company may receive from Lilly milestone and other payments aggregating, together with initial funding, up to $60 million, as well as future royalty payments. The Lilly Strategic Alliance also contemplates that the Company could receive further payments for other delivery applications if the focus of the Lilly Strategic Alliance is expanded beyond the two specified therapeutic proteins or to non-oral applications.

BUSINESS STRATEGY

  The Company's objective is to become a leader in providing orally administered therapeutic compounds that are not currently deliverable by oral means. The Company's strategy to achieve its objective incorporates the following principal elements:

    . Identify appropriate therapeutic compounds that address large markets.

    . Discover and design improved carriers for the oral delivery of therapeutic compounds.

    . Establish collaborative arrangements with leading pharmaceutical companies.

    .  Enhance and protect the Company's proprietary technology base.

    .  Expand the Company's internal product development capabilities.

THE DRUG DELIVERY INDUSTRY

  Companies involved in drug delivery are seeking to enhance the use of therapeutic agents by expanding the available dosage forms. Traditional drug delivery companies develop technologies that control the release of drugs. Examples of products in this category include transdermal patches and tablets for drugs that can be taken once-a-day versus multiple daily dosing.

  There is an emerging group of drug delivery companies, including the Company, developing novel technologies that offer alternatives to such dosage forms. These companies are seeking technologies to increase the potential for therapeutics that have not been commercially developed, used effectively or successfully marketed because of limited practical means of administration. For example, macromolecules such as proteins or other poorly absorbed therapeutics currently are mainly administered by injection.

ORAL DRUG DELIVERY

  The Company believes that the market for orally administered pharmaceuticals represents the largest product segment of the pharmaceutical industry and that the potential market for many drugs could be significantly expanded if novel delivery systems are developed for therapeutics that are currently available only as injectable drugs. The Company believes that oral administration would represent the preferred modality of delivery for many pharmaceuticals, including a broad range of biotechnology derived therapeutics and drugs that require chronic dosing.

  The three main barriers to effective oral drug delivery for humans are:

    . Degradation of Drugs by Acid and Enzymes: The high acid content and the enzyme activity of the digestive tract can degrade some drugs well before they reach the site of absorption into the bloodstream. All natural and recombinant peptides, as well as certain compounds with carbohydrate and lipid components, are susceptible to this degradation, limiting the commercial potential for these compounds.

    . Poor Absorption of Drugs Through Epithelium Tissue: Many macromolecules and polar compounds cannot effectively traverse the cells of the epithelium in the small intestine to reach the bloodstream. Thus, some drugs with beneficial medicinal properties are often limited to injectable formulations, which may not be commercially viable for the treatment of chronic disease because of poor patient compliance. Development and commercialization of many macromolecules and other poorly absorbed compounds may become practical with an effective new delivery system.

    . Transition of Drugs to Insoluble Form at Acidic pH: Many drugs become insoluble at the low pH encountered in the digestive tract. Since only the soluble form of the drug can be absorbed into the bloodstream, the transition of the drug to the insoluble form can significantly reduce the amount absorbed.

EMISPHERE'S DRUG DELIVERY TECHNOLOGIES

  The core of the Company's delivery technology is the design and synthesis of compounds that maximize the transport of drugs across biological membranes. The Company's technologies exploit the properties of supramolecular complexes, which are formed when two or more compounds are held together in a discrete geometry by relatively weak molecular interactions. A supramolecular complex will have a number of properties that are measurably different from its constituent parts. Many of the drugs that are currently used to treat diseases must be administered by injection due to their inability to survive the environment of the gastrointestinal tract and/or to be transported from the gastrointestinal tract. The Company believes that the supramolecular complexes formed when its proprietary compounds are formulated with many injectable drugs renders them transportable from the gastrointestinal tract to the blood in quantities that are clinically useful and commercially attractive. The Company believes that certain conformations of some drugs appear to render them transportable across biological membranes. The Company believes that an effective carrier significantly increases the population of naturally occurring transportable conformations of the drug to be delivered. The Company has identified characteristics of supramolecular complexes that it believes correlate with in vivo performance.

  The Company has synthesized a library of well-defined, proprietary carrier compounds that are single molecular entities which can form supramolecular complexes with a diverse array of injectable therapeutics. These "carrier" molecules vary widely in their chemical structure, solubility, hydrophobicity, electrostatic and other physical/chemical properties. The Company believes that, in many cases, an individual therapeutic agent will require its own unique carrier for optimal oral delivery. Based upon an individual therapeutic's characteristics, the Company seeks to identify the optimal carrier by in vitro and in vivo screening of the Company's expanding library of carrier compounds. The Company believes that technologies are available that could allow high throughput synthesis and in vitro screening of carrier compounds, thereby reducing the time required for identifying the optimal carrier for a given injectable therapeutic.

  On the basis of the limited clinical and preclinical trials to date, the Company believes that its oral drug delivery technologies have the potential to achieve the key properties essential for effective and reproduceable effective oral drug delivery, including: (i) absorption of the drug in an effective manner, (ii) consistent release of the drug into the bloodstream, (iii) lack of toxicity and (iv) maintenance of the biological effects of the drug.

  The Company believes that the supramolecular complex formed by the Company's carriers and certain therapeutic compounds may have applications in the delivery of drugs through other biological membranes, including intestinal, nasal, buccal, sublingual, subcutaneous and intraocular membranes.

 Key Characteristics of the Company's Technologies

  The Company believes that its oral delivery approach may have potential competitive advantages, including:

    . Broad applicability: The Company's carriers are applicable across a diverse group of molecules (proteins, carbohydrates, and peptides and other poorly absorbed compounds).

    . Stand-alone delivery approach: Oral drug delivery using the Company's carriers does not rely upon addition of other agents that can have adverse effects on the intestinal membranes or digestion process.

    . Versatility of formulation: The Company believes that various types of oral formulations, including suspensions, tablets and capsules, can be created.

    . Ease of manufacture: The technology and manufacturing equipment required to produce the Company's carrier material in commercial quantities are readily available.

MARKET OPPORTUNITY

  The table below lists a representative sample of product candidates for which the Company has demonstrated oral delivery in mammals using its carrier technologies.


                                   ESTIMATED 1995             PRIMARY
    PRODUCT CANDIDATE              WORLDWIDE SALES(/1/)       INDICATIONS
    -----------------              --------------------       -----------
    Heparins                       $900 million               Clotting Disorders
    Insulin                        $1.8 billion               Diabetes
    Human Growth Hormone           $850 million               Growth Disorders
    Calcitonin                     $675 million               Osteoporosis
    Human Parathyroid  Hormone     (in clinical trials)       Osteoporosis
    (analogues)
    Cromolyn                       $800 million               Asthma/Allergy
    Deferoxamine                   $ 35 million               Iron Overload

   --------
   (/1/) Based upon data from IMS Global Services.

  Because the terms of the Lilly Strategic Alliance require the Company to keep confidential the identity of the compounds that are the subject of the Lilly Strategic Alliance, the information below is provided without giving effect to the Lilly Strategic Alliance. For a description of the Lilly Strategic Alliance, see "--Collaboration Agreements--Eli Lilly".

 Therapeutic Macromolecules

  Heparin. Heparin is a widely used anticoagulant/antithrombotic drug prescribed primarily for cardiovascular conditions, including acute myocardial infarction, coronary angioplasty, coronary artery bypass graft, pulmonary embolus, stroke, unstable angina and deep vein thrombosis ("DVT").

  The Elan Joint Venture has completed a Phase I clinical trial with a liquid oral heparin preparation and intends to pursue additional clinical trials with an initial focus on prophylaxis and treatment of DVT patients. The Company believes that its oral heparin product will ultimately be applicable for a wide range of anticoagulant/antithrombotic uses and that an oral alternative may significantly expand the overall heparin market, currently constrained by injectable-only administration.

  In March 1996, the Company submitted an investigational new drug ("IND") application for an oral liquid formulation of heparin to the FDA for review. In order to prepare the IND, the Company engaged in preclinical testing which included, among other things, (i) maximum tolerated dosing experiments, (ii) acute and subacute toxicity testing, (iii) a pharmacological screen, (iv) mutagenicity testing, (v) dosing preparation stability analysis, and (vi) absorption, distribution, metabolism, excretion (ADME) studies. The results of these tests demonstrated, in part, that the carriers dosed at quantities substantially greater than the quantities that the Company proposed to administer to humans (i) caused no damage to intestinal tissue, (ii) produced no pharmacological activity on its own, (iii) was not sequestered in any body tissue, and (iv) caused no genetic alterations. The IND was prepared based on the compilation of these preclinical testing results.

  After the required thirty day waiting period had expired, the Company began its double-blind, controlled Phase I clinical trial. The trial involved 30 human subjects and approximately 100 exposures and consisted of three parts: (1) escalating doses of carrier only; (2) escalating doses of carrier with a fixed dose of heparin; and (3) escalating doses of heparin with a fixed dose of the carrier. Each dose was administered by oral gavage because taste-masking had not yet been undertaken and because it was desirable to control more precisely the dose delivered to the stomach. Oral delivery was measured in all of the limited number of subjects who participated in part 3 who received heparin by measuring blood clotting times (activated partial thromboplastin time or APTT), serum levels of anti-factor IIa and Xa, and lipoprotein-associated coagulation inhibitor (LACI) assays. The heparin activity in this trial occurred at a substantially lower relative dose of administered heparin than predicted by previous animal testing. A summary of the study results was presented at the American Heart Association meeting in November 1996 and a paper about the Phase I clinical trial has been submitted to a peer reviewed publication. There can be no assurance that the FDA will approve the intended additional trials or that the limited trial results to date are predictive of future results. Substantial additional trials will be required. No assurance can be given that the Company's formulation of oral heparin, if approved, will be approved for all indications of heparin or only certain indications.

  Since completion of the Phase I clinical trial, taste-masking of the Company's heparin carrier has been completed. In addition, the Company also has initiated a conceptual design and site selection program to engineer a manufacturing facility for the production of its carrier compound. Fluor Daniel, Inc., a leading engineering design and construction company, has been retained to conduct this program for the Company.

 Therapeutic Protein and Peptide Products

  Among the protein and peptide products to which the Company is seeking to apply its carriers are insulin, calcitonin, human growth hormone and parathyroid hormone analogues. All of these products, with the exception of the parathyroid hormone analogues (in clinical development), are currently being marketed as injectable products.

  Insulin. Studies performed by groups such as the Diabetes Control and Complications Trial Research Group (the DCCT Research Group) have shown that the risk of degenerative complications can be greatly reduced if people with Type I diabetes (insulin dependent diabetes) lower their average blood-glucose toward the concentrations typical for non-diabetic individuals. However, a patient needs to inject insulin several times per day in order properly to regulate his glucose. This level of compliance is difficult to achieve with an injectable formulation of insulin and the Company believes an oral formulation would increase compliance. Emisphere has demonstrated that its lead carrier for insulin is able to achieve therapeutic utility through oral delivery in a diabetic rat model comparable to that obtained following subcutaneous injection of the compound in the same model. However, there can be no assurance that the results achieved in rodents are predictive of future test results in humans. Substantial additional testing will be required.

  Human Growth Hormone. While a number of new indications are being explored, the majority of human growth hormone sold is used to treat children with growth deficiencies. The current preferred dosing regimen in children entails daily injections for up to 10 years or more.

  The Company's lead carriers for recombinant human growth hormone have been tested in rodents and non-human primates and the tests indicated oral delivery of therapeutic drug levels was achieved in these animals. In addition, growth studies conducted in animal models have demonstrated that the drug is active after delivery to the blood when the drug is dosed with the Company's carrier into the gastrointestinal tract when compared to subcutaneous delivery. There can be no assurance that test results achieved in rodents and non-human primates are predictive of future results in humans. Substantial additional testing will be required.

  Calcitonin. Osteoporosis is a disease that afflicts many post-menopausal women and older men. Calcitonin is used to treat osteoporosis as an injectable solution or nasal spray. The Company has demonstrated the oral delivery of therapeutic drug levels of calcitonin in non-human primates. There can be no assurance that test results achieved in non-human primates are predictive of future results in humans. Substantial additional testing will be required.

  Human Parathyroid Hormone. Currently, a number of pharmaceutical companies are in various stages of clinical testing to determine whether certain analogues of human parathyroid hormone (hPTH) are effective in reducing the bone fractures which are associated with osteoporosis. The Company has demonstrated oral delivery of three different hPTH analogues in non-human primates. There can be no assurance that the results of tests in non-human primates are predictive of results in humans. Substantial additional testing will be required.

 Poorly Absorbed Organic Compounds

  The majority of pharmaceutical products are small organic molecules. Pharmaceutical companies often identify biologically active compounds that cannot be delivered orally due to poor absorption. The Company believes that its carriers may be useful for oral delivery of such compounds.

  Cromolyn. Cromolyn is a mast cell stabilizer used in the treatment of asthma and allergies. The Company demonstrated oral delivery of cromolyn in rodents. There can be no assurance, however, that such results are predictive of results in humans. Substantial additional testing will be required.

  Deferoxamine. Deferoxamine ("DFO") is the only approved iron chelator for use in treating iron overload resulting from frequent blood transfusions in the treatment of illnesses such as beta thalassemia and sickle cell anemia. Currently, dosing involves a 12-hour subcutaneous infusion 5 days per week. The Company has demonstrated oral delivery of therapeutic levels of DFO in non-human primates. There can be no assurance that test results achieved in non-human primates are predictive of future results in humans. Substantial additional testing will be required.

 Vaccines

  The Company is exploring the applicability of its carriers for humans and animals in the field of vaccines. The Company has conducted experiments with a number of antigens. The results of dosing rodents orally with antigens combined with the Company's carriers were an increased secretory Immunoglobulin A (sIgA) response, increased Immunoglobulin G (IgG) response and CD4 T-cell proliferation. These results indicate that oral vaccination may be possible using the Company's carriers. There can be no assurance that test results achieved in rodents are predictive of future results in humans. Substantial additional testing will be required.

COLLABORATION AGREEMENTS

  The Company's strategy is to facilitate the development of products utilizing its drug delivery technologies by entering into collaboration agreements with pharmaceutical and biotechnology companies that have the financial, scientific and marketing resources to fund development of specific products through clinical trials, to obtain regulatory approval, to manufacture the final products in commercially viable quantities and to market the products through their sales and marketing organizations.

  The Company is currently having discussions with a number of pharmaceutical companies regarding potential applications of the Company's drug delivery technologies for their proprietary drugs. There can be no assurance, however, that any agreements will be consummated as a result of these discussions, that any resulting agreements will yield revenues to the Company, that any such companies will pursue product development until a commercial product is achieved or that, once achieved, any such companies will continue to produce and sell the product and pay royalties to the Company.

  Eli Lilly. In February 1997, the Company and Lilly entered into a Research Collaboration and Option Agreement (the "Lilly Agreement") to combine Lilly's therapeutic protein and formulation capabilities with the Company's carrier technologies.

  The Lilly Agreement provides initially for payments to the Company to fund a research and development program (the "Program") to study the use of the Company's technologies to develop oral and non-oral methods of delivering formulations of two of Lilly's therapeutic proteins (the "Subject Proteins") in the area of endocrinology, including growth disorders. The Lilly Agreement represents the vehicle through which Lilly and the Company may together develop and market orally deliverable products based on the Subject Proteins and the Company's carrier technologies (the "Lilly Products"). The initial term of the Program is 18 months, which term will be extended automatically for an additional six months unless the Company and Lilly agree not to extend the term. Any extensions beyond 24 months must be approved by the Company and Lilly. If Lilly decides to expand the scope of the Program, payments will be increased.

  Pursuant to the Lilly Agreement, the Company has granted to Lilly a series of options (the "Options"), each to acquire an exclusive, worldwide license to use the Company's technologies to develop one of the Lilly Products. Options relating to the two Subject Proteins expire from one to two years from the date of the Lilly Agreement, subject to certain extensions. Lilly's exercise of the Options as to one of the Subject Proteins is mandatory upon satisfaction of specified conditions. During the respective option periods, the Company has agreed not to license its technologies to anyone other than Lilly for the purpose of delivering the Subject Proteins.

  Upon exercise of an Option, the Company and Lilly will enter into a license agreement (each a "License Agreement") granting Lilly a license to use the Company's technologies to develop Lilly Products to deliver the Subject Protein by a particular route of delivery. The Lilly Agreement and the License Agreements will provide for payments of initial fees and milestone payments of up to $60 million in the aggregate as well as royalty payments if a Lilly Product to which the License Agreement relates is sold commercially. The License Agreements will further provide that Lilly is obligated to seek to market the Lilly Products and that the Company is obligated to provide a material portion of the supply of carrier necessary for the production of any such Lilly Products.

  The Lilly Agreement further provides Lilly with a right of first refusal to make an offer to enter into a license to use the Company's technologies for the delivery of a limited number of other therapeutic proteins and peptides, or, after the expiration of the option period, for the delivery of the Subject Proteins (if not already licensed). The right of first refusal allows Lilly to obtain the license if it exceeds a third party offer by a specified premium. The right of first refusal expires on February 26, 1998, subject to certain rights to extend. The Lilly Agreement also contemplates the possibility of a continuing relationship for the development of delivery systems for other therapeutic proteins.

  Under the Lilly Agreement, the Company will own all patents, patent applications, and other proprietary expertise relating to its technologies that it develops as well as any material Lilly improvements or additions to the Company's technologies, and Lilly will own all patents, patent applications and other proprietary expertise relating to the therapeutic uses of its proteins (to the extent invented during the Program). If Lilly makes recommendations, suggestions or has discussions with the Company that result in a material addition to or improvement of the Company's technologies, then Lilly may, in certain circumstances, obtain limited preferences with respect to licenses for Emisphere technology covering Lilly proteins or products not included in the Lilly Products.

  In addition, the Lilly Agreement includes a standstill provision pursuant to which Lilly has agreed, with certain exceptions, not to acquire shares of the Company's outstanding voting stock above a specified limit during a period ending less than five years from the date of the Lilly Agreement. See "Risk Factors--Dependence Upon Partnerships With Pharmaceutical Companies" and "-- Possible Adverse Impact on Holders of Common Stock; Antitakeover Provisions".

  Elan Corporation plc. In September 1996, the Company entered into the Elan Joint Venture to combine Elan's drug delivery and formulation capabilities with the Company's carrier technologies to research, develop and market oral formulations of heparin and heparinoids. The Company believes that there are significant synergies between Emisphere's novel technologies and Elan's development and formulation expertise. As of January 31, 1997, Elan has provided $7.5 million to the project of which $4.5 million has been paid in cash to Emisphere (excluding certain amounts due to the Company for work performed to date).

  The JV Company is an Irish corporation, the equity of which is owned 50% by the Company and 50% by Elan. The Company and Elan have equal representation on the Board of Directors of the JV Company.

  The key provisions of the Elan Joint Venture structure include: (i) the grant by the Company to the JV Company of an exclusive, worldwide license of the Company's carrier technology for new dosage forms of heparin and heparinoids (the "Field"); (ii) the grant by Elan to the JV Company of an exclusive, worldwide license of its formulation technology for the Field;
(iii) the grant by the Company to the JV Company of a right of first refusal to license the Company's carrier technology to commercialize additional anticoagulant compounds other than heparin and heparinoids; (iv) the grant by the Company and Elan to the JV Company of exclusive royalty-free licenses to use their respective trademarks in connection with products in the Field; (v) the requirement for the Company and Elan to make contributions in equal portions to the extent needed to fund the JV Company's financial requirements; and (vi) the sharing by the Company and Elan of the financial benefits and expense obligations of the Elan Joint Venture on a 50/50 basis, although there are certain limited circumstances under which Elan has a $4.5 million limited preference over the Company in returns from the Elan Joint Venture.

  Whenever commercially or technically feasible, the JV Company will contract with the Company or Elan to perform research and development services on behalf of the JV Company. The Company and Elan will be reimbursed by the JV Company for all such research and development work at the conclusion of each stage of the research and development program.

  If the JV Company elects to proceed with commercialization of any product candidate, the parties anticipate that the Company will enter into a supply agreement pursuant to which it will sell carriers to the JV Company and that Elan or one of its affiliates will enter into a supply agreement with the JV Company for the commercial production of the product candidate by Elan on behalf of the JV Company. Such supply agreements would be on customary commercial terms and negotiated in good faith by the parties. The Company shall also supply the JV Company with such carriers as are required by the JV Company for its research and development programs. Unless otherwise agreed by Elan and the Company, the supply of the carriers for the research and development programs shall be at cost so long as the Company holds at least a 45% equity interest in the JV Company.

  Upon the occurrence of an event of default in the Elan Joint Venture agreement, the non-defaulting shareholder will be entitled to make an offer to purchase the defaulting shareholder's interest in the JV Company. The defaulting shareholder will then be obliged to sell its interest to the non-defaulting shareholder at the offered price or to make a counteroffer to purchase the non-defaulting shareholder's interest at a price that is at least 10% higher than the previous offer. Each side may make one additional counteroffer provided its offer is at least 10% higher, as adjusted, than the previous offer. The Elan Joint Venture also provides the JV Company with a right of first refusal with respect to the use of the Company's technologies for the delivery of anticoagulant compounds.

  Pursuant to an agreement between the Company and Elan International Services Ltd. ("Elan International"), the affiliate of Elan that purchased 600,000 shares of Common Stock and warrants to acquire 250,000 additional shares of Common Stock, Elan International and Elan have agreed, subject to certain exceptions, not to acquire additional shares of the Company's voting securities until September 26, 2001. During the term of such agreement, Elan International and its affiliates have the opportunity, in the event the Company issues and sells voting securities, to purchase newly issued voting securities in an amount that would enable Elan International and its affiliates to own the same percentage of the Company's voting securities as it owned before such issuance and sale. Accordingly, Elan International and its affiliates will have the opportunity to purchase an amount of shares of Common Stock in this offering such that its percentage of Common Stock will not be diluted by this offering. See "Risk Factors--Dependence Upon Partnerships With Pharmaceutical Companies" and "--Possible Adverse Impact on Holders of Common Stock; Antitakeover Provisions".

PATENTS

  The Company's strategy is to apply for patent protection on all aspects of its proprietary chemical and pharmaceutical delivery technologies, including materials and compositions of matter for both the carrier and complexes of a carrier with a pharmaceutical or chemical agent, processes for manufacturing the carrier, new carriers, uses of the carriers and improvements on its core technology that are important for the success of the Company's business.

  The Company has patents or pending patent applications for carriers currently used by the Company to deliver heparin, insulin, calcitonin, human parathyroid hormone, human growth hormone, interferon alpha, deferoxamine and cromolyn. The Company has been granted 12 patents on its drug delivery technologies in the United States which will expire beginning in 2007, and has certain patents issued or applications pending in various countries around the world. Three U.S. patent applications were allowed by the U.S. Patent and Trademark Office in 1997, including an application relating to the Company's heparin carrier. The Company has 44 patent applications relating to its drug delivery technologies pending in the United States, including the allowed applications and the applications relating to the therapeutic proteins that are the subject of the Lilly Strategic Alliance. In addition, the Company has pending or expects to file patent applications corresponding to most of its U.S. patents and patent applications in various countries around the world. The Company has applied to have one of its granted U.S. patents reissued in an attempt to obtain certain broader claims to which the Company believes it was entitled in the original patent grant.

  Although the Company has patents for some of its product candidates and has applied for additional patents, there can be no assurance that patents applied for will be granted, that patents granted to or acquired by the Company now or in the future will be valid and enforceable and provide the Company with meaningful protection from competition or that the Company will possess the financial resources necessary to enforce any of its patents. There can also be no assurance that any products developed by the Company (or a licensee) will not infringe upon any patent or other intellectual property right of a third party.

  The Company also relies upon trade secrets, know-how and continuing technological advances to develop and maintain its competitive position. To maintain the confidentiality of trade secrets and proprietary information, the Company maintains a policy of requiring employees, Science Advisory Board members, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements are designed both to enable the Company to protect its proprietary information by controlling the disclosure and use of technology to which it has rights and to provide for ownership in the Company of proprietary technology developed at the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets in the event of unauthorized use or disclosure of such information. See "Risk Factors--Dependence on Patents and Property Rights".

MANUFACTURING

  An important step in taking a pharmaceutical product from preclinical research to the marketplace is scaling up the process required to produce commercial quantities. This process frequently entails custom design and engineering that can add significantly to the costs of goods.

  The primary raw materials used in making the carriers currently under consideration by the Company for its new formulations are non-alpha amino acids and other organic compounds. The Company currently produces these carriers in batch sizes of up to two hundred grams. The Company has no internal capability for the production of any of these carriers in larger batch sizes. A third-party manufacturer whose facility complies with the FDA's GMP regulations was recently successful in scaling up production of the Company's carrier for its heparin Phase I clinical trial. See "Risk Factors-- Dependence on Others for Manufacturing of the Company's Chemical Compounds" and "--Collaboration Agreements".

  The Company is conducting feasibility studies for engineering and location of its own manufacturing facility. The Company believes that there are multiple sources for the raw materials used to synthesize its carriers. The Company has identified numerous commercial manufacturers meeting the FDA's GMP regulations that have the capability of producing the Company's carriers. The Company will continue to manufacture carriers on a small scale for research purposes and contract out with third-party producers for clinical testing. Once the engineering studies for the Company's production facility are completed, the Company would be in a position to decide whether to make or buy the carriers for future needs. See "Use of Proceeds".

COMPETITION

  Based on the preliminary results obtained with Emisphere's proprietary carriers in its oral heparin Phase I clinical trial, the Company believes that it has developed a strong competitive position with respect to the development of a new oral anticoagulant/antithrombotic. Drug delivery, biotechnology and pharmaceutical science are evolving fields in which developments are expected to continue at a rapid pace. The Company's success depends, in part, upon maintaining a competitive position in the development of products and technologies in its areas of focus. The Company is in competition with other drug delivery, biotechnology and pharmaceutical companies, research organizations, individual scientists and non-profit organizations engaged in the development of alternative drug delivery technologies or new drug research and testing, as well as with entities developing new drugs which may be orally active. The Company is aware that a number of companies are seeking to develop new products and alternatives to injectable drug delivery, including, but not limited to, intranasal delivery, pulmonary systems, transdermal systems and colonic absorption systems. The Company also is aware of other companies currently engaged in the development and commercialization of oral drug delivery technologies and enhanced injectable systems. Many of these companies and entities have substantially greater research and development capabilities, experience and marketing, financial and managerial resources, and represent significant competition for the Company. Acquisitions of or investments in competing biotechnology companies by large pharmaceutical companies could enhance competitors' financial, marketing and other resources. In addition, a number of these competing drug delivery and biotechnology companies have entered into collaboration or other agreements with large pharmaceutical companies which could similarly enhance these competitors' resources. Accordingly, the Company's competitors may succeed in developing competing technologies and obtaining governmental approval for products more rapidly than the Company. There can be no assurance that developments by others will not render the Company's product candidates or the therapeutic compounds used in combination with the Company's product candidates noncompetitive or obsolete.

GOVERNMENT REGULATION

  The Company's operations and products under development are subject to extensive regulation by the FDA and other governmental authorities in the United States and other governmental authorities in other countries.

  The duration of the governmental approval process for marketing new pharmaceutical substances, from the commencement of preclinical testing to the receipt of a governmental final letter of approval for marketing a new substance, varies with the nature of the product and with the country in which such approval is sought. For entirely new drugs, the approval process could take five years or more; however, for reformulations of existing drugs, the process is typically shorter. In either case, the procedures required to obtain governmental approval to market new drug products is a costly and time-consuming process requiring rigorous testing of the new drug product. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company.

  The steps required before a new human pharmaceutical product can be marketed or shipped commercially in the United States include, in part, preclinical testing, the filing of an IND, the conduct of clinical trials and the filing with the FDA of either a New Drug Application ("NDA") for drugs or a Product License Application ("PLA") for biologics.

  In order to conduct the clinical investigations necessary to obtain eventual regulatory approval, an applicant must file an IND with the FDA to permit the shipment and use of the drug for investigational purposes. The IND sets forth, in part, the results of preclinical (laboratory and animal) toxicology and efficacy testing and the applicant's plans for clinical (human) testing. If the FDA does not deny the exemption to ship or use the investigative drug or place a "hold" on clinical testing within 30 days of the submission of the IND, it becomes effective and clinical testing may begin.

  Under the FDA's regulations, the clinical testing program required for marketing approval of a new drug typically involves a three-phase process. In Phase I, safety studies are conducted on normal, healthy human volunteers to determine the maximum dosages and side effects associated with increasing doses of the substance being tested. In Phase II, studies are conducted on small groups of patients afflicted with a specific disease to gain preliminary evidence of efficacy and to determine the common short-term side effects and risks associated with the substance being tested. Phase III involves large-scale studies conducted on disease-afflicted patients to provide statistical evidence of efficacy and safety and to provide an adequate basis for physician labeling. Frequent reports are required in each phase and, if unwarranted hazards to subjects are found, the FDA may request modification or discontinuance of clinical testing until further preclinical work has been done. Additional testing (Phase IV) may be conducted after FDA approval is granted and would be designed to evaluate alternative utilizations of drug products prior to their being marketed for such additional utilizations. Phase IV testing is often similar to Phase II evaluation of efficacy testing using a carefully selected clinical population.

  Once clinical testing has been completed pursuant to an IND, the applicant files an NDA or PLA with the FDA seeking approval for marketing the drug product. The FDA reviews the NDA or PLA to determine if the drug is safe and effective, and adequately labeled, and if the applicant can demonstrate proper and consistent manufacture of the drug. The time required for FDA action on an NDA or PLA varies considerably, depending on the characteristics of the drug, whether the FDA needs more information than is originally provided in the NDA or PLA and whether the FDA finds problems with the evidence submitted.

  The facilities of each company involved in the manufacturing, processing, testing, control and labeling must be registered with and approved by the FDA. Continued registration requires compliance with GMP regulations. The FDA conducts periodic establishment inspections to confirm continued compliance with its regulations.

  The Company is subject to the regulation of the United States Department of Labor, Occupational Safety and Health Administration ("OSHA"). In a June 1995 OSHA audit of the Company, the Company was cited for violations of OSHA regulations involving storage of materials, training and documentation of policies and procedures. In addition, numerous matters (not amounting to violations) were noted which require additional attention by the Company. As a result, the Company was fined a small amount which was not material to the Company. The Company has since taken steps to ensure compliance with all applicable OSHA regulations and believes that its current operations and procedures comply in all material respects with OSHA regulations.

  The Company is also subject to various federal, state and local laws, regulations and recommendations relating to such matters as laboratory and manufacturing practices and the use, handling and disposal of hazardous or potentially hazardous substances used in connection with the Company's research and development work. Although the Company believes it is in compliance with these laws and regulations in all material respects, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and other laws or regulations in the future.

EMPLOYEES

  As of May 15, 1997, the Company had 54 employees, 40 engaged in scientific research and technical functions and 14 performing administrative and clerical functions. Of the 54 employees, 16 hold Ph.D. or M.D. degrees. The Company believes that its relationship with its employees is good.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  Set forth below is certain information regarding the officers and directors of the Company. [UPDATE AGES]

 NAME                                    AGE      POSITION WITH THE COMPANY
 ----                                    ---      -------------------------
 Michael M. Goldberg, M.D.                38 Chairman of the Board of Directors
                                             and Chief Executive Officer
 Sam J. Milstein, Ph.D.                   48 Director, President, Chief
                                             Scientific Officer and Secretary
 Robert A. Baughman, Jr., Pharm D. Ph.D.  47 Senior Vice President and Director
                                             of Development
 Lewis H. Bender, M.B.A.                  38 Senior Vice President of Business
                                             Development
 Joseph D. Poveromo, C.P.A.               33 Controller and Chief Accounting
                                             Officer
 John E. Smart, Ph.D.                     53 Vice President, Director of
                                             Research
 Lilian S. Stern, Esq.                    39 Vice President, Corporate Planning
                                             and Investor Relations
 Jere E. Goyan, Ph.D.                     66 Director
 Mark I. Greene, M.D., Ph.D.              48 Director and member of Scientific
                                             Advisory Board
 Peter Barton Hutt, Esq.                  62 Director
 Howard M. Pack                           78 Director
 Joseph R. Robinson, Ph.D.                58 Director and member of Scientific
                                             Advisory Board

  MICHAEL M. GOLDBERG, M.D. has served as Chairman of the Board of Directors since November 1991 and as Chief Executive Officer and a director of the Company since August 1990. In addition, Dr. Goldberg served as President from August 1990 to October 1995. Dr. Goldberg received a B.S. degree from Rensselaer Polytechnic Institute and an M.D. from Albany Medical College of Union University in 1982 and an M.B.A. from Columbia University Graduate School of Business in 1985.

  SAM J. MILSTEIN, PH.D. has been with the Company since September 1990, as a director and Chief Scientific Officer since November 1991, as President since October 1995, as Secretary since December 1990 and as a Co-Director of Science and of Research and Development prior to November 1991. In addition, Dr. Milstein served as Executive Vice President from November 1990 to October 1995. Dr. Milstein received a B.S. degree from The City College of New York in 1970, an M.S. in physical chemistry from the University of New Brunswick in 1975 and a Ph.D. in biochemistry from New York University in 1980.

  ROBERT A. BAUGHMAN, JR., PHARM. D., PH.D. has been with the Company since September 1991, as Senior Vice President since September 1993, Director of Development since June 1994 and Vice President and Director, Research and Development of the Company prior thereto. Dr. Baughman received a B.S. degree from Loyola University in 1974, a Pharm.D. from the University of California, San Francisco in 1978 and a Ph.D. in pharmaceutical chemistry from the University of California, San Francisco in 1982.

  LEWIS H. BENDER, M.B.A. has been with the Company since 1993, as Senior Vice President of Business Development since April 1997, Vice President of Business Development since October 1995 and as Director of Business Development prior thereto. Mr. Bender received a B.S. degree in 1981 and an M.S. in chemical engineering in 1982 from the Massachusetts Institute of Technology, an M.A. in international studies from the University of Pennsylvania and an M.B.A. from the University of Pennsylvania, Wharton School of Management in 1993.

  JOSEPH D. POVEROMO, C.P.A., Controller and Chief Accounting Officer of Emisphere since July of 1994, and has been with the Company since 1993. Prior thereto, he was Controller of a private pet food company and held senior accounting positions with the public accounting firms of Marshall Granger & Company and Rayfield & Licata. Mr. Poveromo received a B.B.A. degree in public accounting from Pace University in 1987 and was awarded his C.P.A. in February 1991.

  JOHN E. SMART, PH.D. joined the Company in 1996 as Vice President, Director of Research. He received his Ph.D. in biochemistry and biophysics from the California Institute of Technology and has over 20 years experience in academia and the health care industry. He was most recently the Vice President of Research at Creative Biomolecules, Inc. a biopharmaceutical company.

  LILIAN S. STERN, ESQ. has been with the Company since July 1996. From October 1990 to July 1996, she served as Director of Investor Relations at Burns, McClellan, an investor relations firm specializing in biopharmaceutical companies and from May 1995 through July 1996 served, in addition, as Executive Vice President and Chief Operating Officer of such firm. Ms. Stern received an A.B. in molecular biology from Cornell University in 1980 and a J.D. from Harvard Law School in 1983.

  JERE E. GOYAN, PH.D. is President, Chief Operating Officer, and a director of Alteon, Inc., a development stage pharmaceutical company, where he started as Senior Vice President Research and Development in January 1993. Prior thereto he was a Professor of Pharmacy and Pharmaceutical Chemistry and the Dean of the School of Pharmacy at the University of California, San Francisco, and has served in various other academic, administrative and advisory positions, including that of Commissioner of the FDA. He currently serves as a director of the biopharmaceutical companies Atrix Laboratories Inc., SciClone Pharmaceuticals and Boehringer Ingelheim.

  MARK I. GREENE, M.D., PH.D. has served as a director of the Company since October 1995 and has been Professor of Medicine, Department of Pathology, School of Medicine at the University of Pennsylvania for more than the past five years.

  PETER BARTON HUTT, ESQ. has for more than the past five years been a partner of the law firm of Covington & Burling in Washington, D.C., where he specializes in the practice of food and drug law. He currently serves as a director of the biopharmaceutical companies IDEC Pharmaceuticals, Inc., Cell Genesys, Inc., Interneuron Pharmaceuticals, Inc., Vivus Inc. and Sparta Pharmaceuticals, Inc.

  HOWARD M. PACK has served as a director of the Company since its inception in April 1985 and served as Executive Vice President of Finance from the Company's inception until October 1988. For more than five years until November 1992, Mr. Pack served as Chairman of the Board for Seatrain Lines, Inc., a cargo company that filed a consent to an involuntary petition for reorganization under the Federal Bankruptcy Code in February 1981 and a plan of complete liquidation under Chapter 7 thereof in November 1992.

  JOSEPH R. ROBINSON, PH.D. has been Professor of Pharmacy and Ophthalmology at the University of Wisconsin for more than the past five years. He currently serves as a director of Cima Laboratories, Inc., a pharmaceutical company.

SCIENTIFIC ADVISORY BOARD

  The Company's scientific advisors consult with the Company on developments relating to current and future forms of drug delivery technology, chemistry, gastro-intestinal physiology and protein structure. As a group, the scientific advisors possess substantial experience in biomaterials, controlled release and polymeric delivery systems, proteins, liposomes, microencapsulation, pharmaceutics, analytical techniques and immunology. The scientific advisors also consult with the Company on aspects of drug delivery product planning and feasibility studies and assist Company scientists in establishing research priorities, provide guidance for the Company's clinical evaluation programs, advise Company scientists of new developments and alert the Company to potential collaborators. In addition, the Company has funded various research projects and collaborations with a number of its Scientific Advisory Board members and it intends to continue to expand its scientific collaborations with current and future Scientific Advisory Board members. None of the scientific advisors are employees of the Company. Scientific advisors devote only a small portion of their time to the affairs of the Company and have other commitments to, or consulting or advisory contracts with, other institutions which may compete with their obligations to the Company. The Company requires each of its scientific advisors to execute a confidentiality agreement upon the commencement of his or her relationship with the Company. The agreements generally provide that all confidential information made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in specified circumstances. Scientific advisors receive annual compensation, are reimbursed for their expenses for each meeting attended and are granted stock options on a case-by-case basis. Drs. Greene and Robinson also serve as directors of the Company. See "--Directors and Officers".

  Set forth below are the names, positions and areas of expertise of individuals on the Company's Scientific Advisory Board.

NAME AND POSITION                                         AREA OF EXPERTISE
-----------------                                         -----------------
Raymond J. Bergeron, Ph.D.             Drug design, polyamines and chemotherapeutics
 Professor of Chemistry,
 Department of Medicinal Chemistry,
 College of Pharmacy
 University of Florida
Mark I. Greene, M.D., Ph.D.            Monoclonal antibodies, immunology
 Professor of Medicine,
 Department of Pathology,
 School of Medicine
 University of Pennsylvania
Raphael M. Ottenbrite, Ph.D.           Synthesis and structure of polymers
 Professor of Chemistry
 Department of Chemistry and
 High Technology Materials Division,
 Virginia Commonwealth University
Joseph R. Robinson, Ph.D.              Mucoadhesives, pharmaceutics and gastrointestinal
 Professor, School of Pharmacy         physiology
 University of Wisconsin
Ernest Freire, Ph.D.                   Protein chemistry, analytical techniques and calorimetry
 Professor
 Johns Hopkins University

                           PLAN OF DISTRIBUTION

  The Company may offer and sell the Shares to or through underwriters or dealers, and also may offer and sell Shares directly to other purchasers or through agents.

  Each Prospectus Supplement will set forth the terms of the offering of the Shares to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Shares, the proceeds to the Company from the sale of such Shares, the use of such proceeds, any initial public offering price or purchase price of such Shares, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Shares will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

  Sales of Shares offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions on the Nasdaq National Market, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

  In connection with the sale of Shares, underwriters or agents may receive compensation from the Company or from purchasers of Shares for whom they may act as agents in the form of discounts, concessions or commissions, Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Shares may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under Canadian and United States securities legislation.

  The Company may grant underwriters who participate in the distribution of Shares an option to purchase additional Shares to cover over-allotments, if any.

  The place and date of delivery for the Shares in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

  Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking service for the Company, for which customary compensation is received.

                                 LEGAL MATTERS

  Certain legal matters relating to the validity of the Common Stock offered hereby will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain legal matters will be passed upon for the underwriters, if any, by McDermott, Will & Emery, New York, New York, or by the counsel named in the Prospectus Supplement.

                                    EXPERTS

  The financial statements and financial statement schedule, as of July 31, 1996 and 1995 and for each of the three years in the period ended July 31, 1996, included in the Company's Annual Report on Form 10-K for the year ended July 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The statements included in this Prospectus under the captions "Risk Factors--Dependence on Patents and Proprietary Rights" and "Business-- Patents," to the extent they relate to statements of law, description of statutes, licenses, patents, patent applications, rules or regulations or legal conclusions, have been reviewed and approved by Darby & Darby, P.C., New York, New York, patent counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement. The Company has agreed to pay all of the costs and expenses of this offering.

      SEC Registration Fee............................................. $ 17,915
      National Association of Securities Dealers, Inc. Filing Fee......    6,412
      Nasdaq National Market Listing Fee...............................   17,500
      Printing and Engraving Costs.....................................   75,000
      Legal Fees and Expenses..........................................  400,000
      Accounting Fees and Expenses.....................................  100,000
      Miscellaneous....................................................    8,173
                                                                        --------
      Total............................................................ $625,000
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

  Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

  Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

  The Company's Certificate of Incorporation and By-laws provide that the Company shall indemnify officers, directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. The Certificate of Incorporation and By-Laws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. The Company has obtained such directors' and officers' insurance insuring, subject to certain conditions, its directors and officers against certain liabilities.

  Any Underwriting Agreement will provide for indemnification by the Underwriters of the Company, its directors and officers, and persons who control the Company within the meaning of Section 15 of the Securities Act for certain liabilities.

ITEM 16. EXHIBITS.

  1.1*** Form of Underwriting Agreement.
  4.1    Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(i) and Exhibit 3(ii) of Registration
         Statement on Form S-18, Registration No. 33-25759, Exhibit 3.1.2 of
         Registration Statement on Form S-1, Registration No. 33-40061, and
         Exhibit 3.1 of Registration Statement on Form S-3, Registration No.
         33-53676).
  4.2    By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarter ended January 31, 1997 (File No. 1-10615).
  4.3    Rights Agreement, dated as of February 23, 1996, by and between
         Emisphere Technologies, Inc. and Continental Stock Transfer & Trust
         Company, as Rights Agent (incorporated by reference to Exhibit 4 of the Company's Current Report on Form 8-K dated March 5, 1996).
  5.1*   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
 23.1*   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in
         Exhibit 5.1).
 23.2*   Consent of Darby & Darby, P.C.
 23.3**  Consent of Coopers & Lybrand L.L.P.
 24.1*   Power of Attorney.

--------
*  Previously filed.

** Replaces previously filed exhibit.

*** Subsequent to the effective date of this Registration Statement, to be filed by amendment or incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in price of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act") each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 22nd day of May, 1997.

                                          Emisphere Technologies, Inc.

                                                  /s/ Michael M. Goldberg
                                          By___________________________________
                                            Michael M. Goldberg, M.D. Chairman
                                             of the Board and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on May , 1997.

              SIGNATURE                       TITLES                 DATE


     /s/ Michael M. Goldberg           Chairman of the
-------------------------------------   Board and Chief          May 22, 1997
      MICHAEL M. GOLDBERG, M.D.         Executive Officer
                                        (Principal
                                        Executive Officer)

                                       Controller and Chief
                                        Accounting Officer       May 22, 1997
                                        (Principal
                  *                     Financial and
-------------------------------------   Accounting Officer)
         JOSEPH D. POVEROMO

                  *                    President, Chief
-------------------------------------   Scientific Officer       May 22, 1997
       SAM J. MILSTEIN, PH.D.           and Director

                  *                    Director
-------------------------------------                            May 22, 1997
       PETER BARTON HUTT, ESQ.

                  *                    Director
-------------------------------------                            May 22, 1997
        JERE E. GOYAN, PH.D.

              SIGNATURE                        TITLES                DATE


                  *                     Director
-------------------------------------                            May 22, 1997
     MARK I. GREENE, M.D., PH.D.

                  *                     Director
-------------------------------------                            May 22, 1997
           HOWARD M. PACK

                  *                     Director
-------------------------------------                            May 22, 1997
      JOSEPH R. ROBINSON, PH.D.


* By   /s/ Michael M. Goldberg
-------------------------------------
        MICHAEL M. GOLDBERG
         ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NO.                               EXHIBIT
 -----------                               -------
    1.1***   Form of Underwriting Agreement.
    4.1      Certificate of Incorporation of the Company, as amended
             (incorporated by reference to Exhibit 3(i) and Exhibit 3(ii) of
             Registration Statement on Form S-18, Registration No. 33-25759,
             Exhibit 3.1.2 of Registration Statement on Form S-1, Registration
             No. 33-40061, and Exhibit 3.1 of Registration Statement on Form S-
             3, Registration No. 33-53676).
    4.2      By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q/A (Amendment No. 1) for the
             quarter ended January 31, 1997 (File No. 1-10615).
    4.3      Rights Agreement, dated as of February 23, 1996, by and between
             Emisphere Technologies, Inc. and Continental Stock Transfer &
             Trust Company, as Rights Agent (incorporated by reference to
             Exhibit 4 of the Company's Current Report on Form 8-K dated March
             5, 1996).
    5.1*     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
   23.1*     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in
             Exhibit 5.1).
   23.2*     Consent of Darby & Darby, P.C.
   23.3**    Consent of Coopers & Lybrand L.L.P.
   24.1*     Power of Attorney.

--------
*  Previously filed.

** Replaces previously filed exhibit.

*** Subsequent to the effective date of this Registration Statement, to be filed by amendment or incorporated herein by reference.